COMPROMISE AGREEMENT

WITHOUT PREJUDICE SUBJECT TO CONTRACT

THIS COMPROMISE AGREEMENT is made the 12th day of September 2008 between:

(1) ENTRUST (EUROPE) LIMITED of Apex Plaza Forbury Road Reading Berkshire RG1 1AX (“the Company”);

and

(2) Mr John Andrew Pinder, 6 Lambert Jones Mews, Barbican, London, EC2Y 8DP (“the Employee”)

WHEREAS:

The Company is entering into this Agreement both for itself and as agent for its holding Company and subsidiaries within the meaning given by section 736 of the Companies Act 1985 (“Associated Companies”).

IT IS HEREBY AGREED as follows:

1.	TERMINATION OF EMPLOYMENT

The Employee’s employment which commenced on 29 October 2006 will be deemed to have been terminated on September 12, 2008 (“the Termination Date”).

REMUNERATION UNTIL THE TERMINATION DATE AND COMPENSATION FOR LOSS OF EMPLOYMENT

2.1	The Company confirms that it shall pay the Employee his normal basic salary (less such sums as the Company is obliged by law to deduct by way of income tax and National Insurance at the rates applicable at the date of payment) due and payable up until the Termination Date.

2.2	The Company confirms that it will pay by direct deposit to the Employee within 10 days of the date of the Termination Date, any pay in lieu of holiday entitlement not taken but accrued up until the Termination Date (less such sums as the Company is obliged by law to deduct by way of tax and National Insurance), in the amount of zero (0) days. The Company will, within 10 days of the termination date, provide the Employee with the requisite tax form P45 in respect of his employment with the Company.

2.3	The Company confirms that it will make payments in respect of:

(a) BUPA Healthcare and Travel Insurance, and

(b) Company Fuel Card,

until the Termination Date. Thereafter such payment will cease.

2.4	The Company shall within 10 days of the date of this Agreement and subject as provided in clause 8 below, pay to the Employee an ex gratia sum of £30,000 as Compensation for the termination of the Employee’s employment and as compensation for lack of contractual notice (collectively “Compensation Payment”).

3.	COMPANY PROPERTY

3.1	The Employee confirms that on or before the Termination Date he has returned all property belonging to the Company including security pass card, company fuel card, mobile phone, computer, documents, recordings, photographs, microfiches and any other property belonging to the Company, including any copies taken thereof, all of which constitute Company Property and all of which were supplied to enable the Employee to perform the Employee’s duties as an Employee of the Company. Further the Employee warrants that, to the best of his knowledge and belief, he retains or holds no other property belonging to the Company.

3.2	Notwithstanding the foregoing, the Employee warrants that he retains or holds no software, disks including all back up disks, and copies thereof or other media which contain Confidential Information in relation to the business of the Company and/or its clients and which belong to the Company including but not limited to all financial information, client data base information, company marketing, promotional and sales lead information and information containing details of clients requirements.

4.	EXPENSES

The Employee will be paid monies by way of reimbursement for all outstanding expenses (if any) as the Company shall deem to have been reasonably and properly incurred by the Employee in the fulfilment of his duties up until the Termination Date within 30 days of submission. All outstanding expenses shall be submitted to the Company within 30 days of the Termination Date.

5.	CONFIDENTIALITY OF INFORMATION

In consideration of the Company agreeing to provide a prospective employer of the Employee with a reference upon request specifying the dates of the Employee’s employment and position held, the Employee:

(i) acknowledges that he continues to be bound (1) by his implied duties of confidentiality, in respect of trade secrets and secret processes; and (2) those express duties of confidentiality set forth in his contract of employment dated DATE;

(ii)	agrees that he will not disclose the contents of this Compromise Agreement without the prior written consent of the Company, except to his immediate family members, his professional advisers, the HM Revenue & Customs or any other Government body or as otherwise required by law;

(iii)	agrees not to make any statements to the press or other media in connection with:-

	a.	the Company or its Associated Companies;

	b.	the termination of the Employee’s employment; or

	c.	this Compromise Agreement;

(iv)	agrees not to make, or cause to be made, (directly or indirectly) any derogatory or critical or disparaging remarks, comments or statement (whether orally or in writing) about the Company, its Associated Companies or its or their respective officers or employees;

(v)	agrees that he will not at any time after the Termination Date use or procure the use of the name of the Company or any of its Associated Companies whether or not in connection with the Employee’s own or any other name in any way calculated to suggest that he continues to be connected with the business of the Company or its Associated Companies or in any way hold himself out as having such a connection.

Any request for a reference should be directed only to Ann Dougall of the Company at the address for the Company specified in this Agreement.

6.	WAIVER OF CLAIMS

6.1	The Employee hereby agrees to accept the Compensation Payment and other payments and provisions set out in clause 2 above in full and final settlement of all and any claims or other rights of action or costs or expenses the Employee is or might be entitled to make or claim against the Company or any of its Associated Companies or any of their respective shareholders, officers, agents or employees in respect of the Employee’s employment or the termination thereof, whether contractual, statutory or otherwise and whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the time of signing this agreement including but not limited to claims under the laws of England and Wales or Scotland and/or European Community law for breach of contract of employment, unlawful or unauthorised deductions from wages, Equal Pay, contravention of the Public Interest Disclosure Act 1998, wrongful dismissal, unfair dismissal, redundancy, contravention of the Working Time Regulations 1998, Transfer of Undertakings and sex, race age or disability discrimination, discrimination on the basis of sexual orientation, religion or similar belief and claims as a part time or fixed term worker or in relation to flexible working, claims for unlawful detriment under the Employment Rights Act 1996 and for breach of the Data Protection Act 1998 save for any Excluded Claims which the Employee may have against the Company at present or in the future, namely, any claim or claims in respect of personal injury (save where such claim arises out of an alleged act of discrimination, none being admitted by the Company) and any claim or claims in respect of accrued pension rights. The Employee warrants that no such Excluded Claims are known to him at the present time.

6.2	The Employee confirms that no complaint has been made to an Employment Tribunal, County Court or High Court to date and agrees to refrain from instituting before an Employment Tribunal, County Court or High Court any complaint by the Employee against the Company and/ or any of the Associated Companies in respect of any allegation that the Company has breached the Employee’s contract of employment, that the Employee has been unfairly dismissed and/or wrongfully dismissed or that the Employee has been subjected to a detriment or dismissal in contravention of:- the Working Time Regulations 1998 (as amended), National Minimum Wage Act 1998, Public Interest Disclosure Act 1998, the Sex Discrimination Act 1975 (as amended), the Race Relations Act 1976 (as amended), the Disability Discrimination Act 1995 (as amended), the Employment Equality (Age) Regulations 2006, The Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002 (as amended), the Flexible Working (Procedural Requirements) Regulations 2002 (as amended), the Equal Pay Act 1970 (as amended), the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Transfer of Undertakings (Protection of Employment) Regulations 1981, Transfer of Undertakings (Protection of Employment) Regulations 2006, the Employment Act 2002 including the Employment Act 2002 (Dispute Resolution) Regulations 2004 or the Employment Rights Act 1996 (as amended), the Protection from Harassment Act 1997 or the Data Protection Act 1998.

6.3	Notwithstanding the foregoing, the Employee warrants that he believes he has and/or may have (whether at the time of signing this agreement or in the future) the following claims arising from his employment and /or its termination and the Employee agrees, having received legal advice from the Legal Adviser (as defined below), to refrain from instituting or continuing with any complaint:-

	i)	of unfair dismissal;

	ii)	of wrongful dismissal;

	iii)	of breach of contract;

	iv)	of breach of the statutory disciplinary, dismissal and/ or grievance procedures;

	v)	that the Company has made an unauthorised deduction from wages and it is these particular claims to which this agreement relates. The Employee further warrants that as at the date of this agreement, he is not aware of any other claims or potential claims that he may have against the Company or any of the Associated Companies or any of its or their shareholders, officers, employees or agents arising out of his employment and/ or its termination.

6.4	The Employee confirms that in the event he takes proceedings against the Company or any of its Associated Companies arising out of his employment with the Company or its termination notwithstanding his agreement and warranty set out in clauses 6.2 and 6.3 above, he will repay forthwith to the Company the Compensation Payment or such proportion thereof which reasonably reflects the Company’s loss and damage, which the Employee accepts will be due as a debt.

7.	EMPLOYEE’S INDEPENDENT LEGAL ADVICE

7.1	The Employee warrants that he has taken independent legal advice from John McMillan of Wright McMillan Bennett (“the Legal Adviser”) on the terms and effect of this Agreement and in particular its effect on the Employee’s ability to pursue a complaint before an Employment Tribunal.

7.2	The Employee annexes to this Agreement at Schedule 1 a Certificate signed by the Legal Adviser in the terms set out therein and it is a condition of this Agreement that the Employee’s Legal Adviser provides the Certificate so annexed to this Agreement at the Schedule.

7.3	The Company agrees that upon receipt of the Certificate referred to in clause 7.2 above and upon receipt of a VAT invoice from Wright McMillan Bennett addressed to the Company to a maximum value of £300 including VAT for legal expenses incurred by the Employee in connection with the legal advice given to the Employee by the Legal Adviser, it shall pay such invoice within 30 days of receipt. The view of the parties is that HM Revenue & Customs Extra Statutory Concession A 81 applies in respect of payment of such invoice for legal advice given to the Employee.

8.	TAXATION OF THE SEVERANCE PAYMENT

8.1	The Compensation Payment payable under clause 2.4 will be paid gross and is intended to be an exempt payment within the provisions of the Income Tax (Earnings and Pensions) Act 2003 and thus not chargeable to tax, up to the HM Revenue & Customs limit of £30,000.

8.2	If for any reason the exemption in clause 8.1 above is not available in whole or in part, the Employee shall account to the relevant authority in respect of any liabilities (namely income tax and National Insurance contributions, interest, costs and penalties in relation thereto) due and payable and the Employee hereby agrees to indemnify the Company in respect of all and any such liabilities demanded of the Company by the relevant statutory authority and in respect of all costs thereby incurred by the Company.

9.	EMPLOYMENT LEGISLATION

The Company hereby confirms that the conditions regulating compromise agreements and compromise contracts under Section 203 of the Employment Rights Act 1996 (as amended), Regulation 35 of the Working Time Regulations 1998, section 49 of the National Minimum Wage Act 1998, Section 77 of the Sex Discrimination Act 1975 (as amended), Section 72 of the Race Relations Act 1976 (as amended), section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992 (as amended), the Disability Discrimination Act 1995 (as amended), the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003 and the Employment Equality (Age) Regulations 2006 are satisfied.

10.	MISCELLANEOUS

10.1	This Agreement is governed by English Law and the parties hereby submit to the exclusive jurisdiction of the English Courts.

10.2	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

10.3	Notwithstanding that this Agreement is marked “Without Prejudice” and “Subject to Contract” it shall become legal and binding on both parties on the date that it is signed by both parties.

10.4	For the avoidance of doubt, the provisions of the Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement which shall be enforceable inter alia by the Company, any of its Associated Companies and any holding company.

10.5	This agreement sets out the entire agreement between the parties and, save where otherwise stated, supersedes all previous discussions between them or their advisers and all agreements, statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given, and whether given orally or in writing concerning the Employee’s employment or its termination.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year set out above.

SIGNED BY: For and on behalf of The Company /s/ Scott Gibson in the presence of: /s/ Todd Harrold

SIGNED BY:	Andrew Pinder
/s/ Andrew Pinder
in the presence of:
/s/ Clare Riley

SCHEDULE 1

I, John McMillan, Solicitor in the firm of Wright McMillan Bennett warrant to Entrust (Europe) Limited that I have given independent legal advice to John Andrew Pinder as to the terms and effect of the agreement to which this Certificate is scheduled, and in particular its effect on his ability to pursue his rights, if any, before an Employment Tribunal.

I confirm that I am a Solicitor of the Supreme Court, that I hold a current Practising Certificate and that the statutory requirements of Section 203 of the Employment Rights Act 1996 (as amended), Regulation 35 of the Working Time Regulations 1998, section 49 of the National Minimum Wage Act 1998, Section 77 of the Sex Discrimination Act 1975 (as amended), Section 72 of the Race Relations Act 1976 (as amended), section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992 (as amended), the Disability Discrimination Act 1995 (as amended), the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003 and the Employment Equality (Age) Regulations 2006 relating to Compromise Agreements and Compromise Contracts have been met. I further confirm that at the date I gave the advice and as at the date hereof this firm was and is covered by a policy of insurance which covers the risk of a claim by my client in respect of any loss arising in consequence of that advice.

SIGNED:	/s/ John McMillan
Solicitor of the Supreme Court

DATED:	11th September, 2008